                                  Exhibit 23.1
                                 Consent of KPMG

                                  [LETTERHEAD]


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


The Board of Directors
Sideware Systems Inc.

We consent to the use of our report dated April 15, 1999, except as to note 12 which is as of April 30, 1999, with respect to the consolidated balance sheets of Sideware Systems Inc. as of December 31, 1998 and April 30, 1998 and the related consolidated statements of operations and deficit and changes in financial position for the eight months ended December 31, 1998 and the years ended April 30, 1998, 1997 and 1996 included in the registration statement on Form F-1, of Sideware Systems Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report includes additional comments for U.S. readers on Canada-U.S. reporting differences with respect to conditions that cause substantial doubt as to Sideware Systems Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.




/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
November 4, 1999